Execution Copy

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

        THIS AGREEMENT is made as of this 27th day of May, 2005, between Vanguard Specialized Funds, a Delaware statutory trust (the “Trust”), and Wellington Management Company, LLP (the “Advisor”), a Massachusetts partnership.

W I T N E S S E T H

        WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

         WHEREAS, the Trust offers a series of shares known as Vanguard Health Care Fund (the “Fund”); and

        WHEREAS, the Trust retains the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement, dated as of May 27, 2003, and continuing for successive twelve month periods until May 26, 2005; and

        WHEREAS, the Trust desires to amend and restate such Investment Advisory Agreement in certain respects, and the Advisor is willing to render investment advisory services to the Fund in accordance with such amendments.

          NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this “Agreement,” the Trust and the Advisor hereby agree as follows:

1.     Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the “Wellington Portfolio”). As of the date of this Agreement, the Wellington Portfolio will consist of the portion of the assets of the Fund that the Board of Trustees has determined to assign to the Advisor, as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.     Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Wellington Portfolio; to continuously review, supervise, and administer an investment program for the Wellington Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust’s officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust’s officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3.     Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Wellington Portfolio, and is directed to use its best efforts to obtain best execution for such transactions. In selecting brokers or dealers to execute trades for the Wellington Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the Securities and Exchange Commission or its staff, other applicable law, and the written policies established by the Fund’s Board of Trustees and communicated in writing the Advisor.

4.     Compensation of Advisor. For services rendered pursuant to this Agreement, the Fund shall pay to the Advisor, for the first fiscal quarter within which this Agreement is in effect, a fee calculated as described in Appendix A. For each fiscal quarter after the first fiscal quarter in which this Agreement is in effect, the Fund shall pay to the Advisor, at the end of the quarter, a fee calculated by applying the following annual percentage rates to the average month-end net assets of the Fund, then divide the result by four. For purposes of the compensation calculation, the average month end net assets of the Fund are the Fund assets that are managed by the Advisor (including cash that may be directed to The Vanguard Group, Inc. for cash management purposes) during the quarter.

        In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

5.     Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6.     Compliance with Applicable Law and Board Requirements. The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, as they relate to the services provided by the Advisor to the Trust pursuant to this Agreement, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor.

7.     Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.     Liability of Advisor. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9.     Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and shall continue in effect for successive twelve-month periods, only so long as this Agreement is approved at least annually by votes of the Trust’s Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

                Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on thirty days’ written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days’ written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Fund, at: Vanguard Health Care Fund P.O. Box 2600 Valley Forge, PA 19482 Attention: Joseph Brennan Telephone: 610-503-2042 Facsimile: 610-503-5855

If to the Advisor, at: Wellington Management Company, LLP75 State Street Boston, MA 02109 Attention: John Bruno Telephone: 617-790-7262 Facsimile: 617-204-7262

        This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund of the Trust.

                As used in this Section 9, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.     Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

12.     Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees of the Trust, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees of the Trust, or Vanguard.

13.     Proxy Policy. The Advisor acknowledges that Vanguard will vote the shares of all securities that are held by the Fund unless other mutually acceptable arrangements are made with the Advisor with respect to the Wellington Portfolio.

14.     Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

                IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Wellington Management Company, LLP		Vanguard Specialized Funds

/s/Jonathan M. Payson	04/29/2005	/s/Gregory R. Barton	04/27/2005

Signature	Date	Signature	Date

Jonathan M. Payson	04/29/2005	Gregory R. Barton	04/27/2005

Print Name	Date	Print Name	Date

Vanguard Health Care Fund

Investment Advisory Agreement Addendum

Effective May 1, 2006

This Addendum amends certain sections of the Amended and Restated Investment Advisory Agreement dated May 27, 2005 between Vanguard Specialized Funds (the “Trust”) and Wellington Management Company, LLP (“Wellington Management,” or the “Advisor”) for the management of Vanguard Health Care Fund (the “Fund”), a series of the Trust, as follows:

A. Amendment to Section 2 (Duties of Advisor)

The following sentence shall be added to the end of Section 2 of the Agreement:

Pursuant to Rule 17a-10 under the 1940 Act, the Advisor is prohibited from consulting with other advisors of the Fund concerning transactions for the Fund in securities or other assets.

B. Amendment to Section 4 (Compensation of Advisor)

The following shall replace Section 4 of the Agreement in its entirety:

For services rendered pursuant to this Agreement, the Fund shall pay to the Advisor, for the first fiscal quarter within which this Agreement is in effect, a fee calculated as described in Appendix A. For each fiscal quarter after the first fiscal quarter in which this Agreement is in effect, the Fund shall pay to the Advisor, at the end of the quarter, a fee calculated by applying the following annual percentage rates to the average daily net assets of the Wellington Portfolio, then dividing the result by four.

        In the event of termination of this Agreement, the fee provided in this Section for the period beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the “Short Quarter”) shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the Wellington Portfolio during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

C. Miscellaneous

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first set forth herein.

Wellington Management Company, LLP		Vanguard Specialized Funds

/s/Pamela Dippel	06/14/06	/s/John J. Brennan	6/5/06

Signature	Date	Signature	Date

Pamela Dippel		John J. Brennan

Print Name	Date	Print Name	Date

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